Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275640

MIDCAP FINANCIAL INVESTMENT CORPORATION

APOLLO SENIOR FLOATING RATE FUND INC.

APOLLO TACTICAL INCOME FUND INC.

Supplement No. 1, dated May 22, 2024, to the

Proxy Statement/Prospectus, dated April 4, 2024

As previously disclosed, on November 7, 2023, MidCap Financial Investment Corporation, a Maryland corporation (“MFIC”), Apollo Senior Floating Rate Fund Inc., a Maryland corporation (“AFT”), AFT Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of MFIC (“AFT Merger Sub”), and, for the limited purposes set forth therein, Apollo Investment Management, L.P., a Delaware limited partnership and the investment adviser to MFIC (“AIM”), entered into an Agreement and Plan of Merger (the “AFT Merger Agreement”) pursuant to which, subject to the terms and conditions set forth in the AFT Merger Agreement, as of the applicable effective time, AFT Merger Sub would merge with and into AFT, with AFT continuing as the surviving company and as a wholly-owned subsidiary of MFIC (the “AFT Merger”). In addition, as previously disclosed, on November 7, 2023, MFIC, Apollo Tactical Income Fund Inc., a Maryland corporation (“AIF”), AIF Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of MFIC (“AIF Merger Sub”), and, for the limited purposes set forth therein, AIM, entered into an Agreement and Plan of Merger (the “AIF Merger Agreement” and, together with the AFT Merger Agreement, the “Merger Agreements”) pursuant to which, subject to the terms and conditions set forth in the AIF Merger Agreement, as of the applicable effective time, AIF Merger Sub would merge with and into AIF, with AIF continuing as the surviving company and as a wholly-owned subsidiary of MFIC (the “AIF Merger” and, together with the AFT Merger, the “Mergers”).

MFIC has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form N-14 (the “Registration Statement”), which included a preliminary joint proxy statement/prospectus for the solicitation of proxies in connection with the special meetings of MFIC’s, AFT’s and AIF’s stockholders to be held on May 28, 2024, to vote upon, among other things, matters necessary to complete the Mergers. The SEC declared the Registration Statement effective on April 3, 2024, and MFIC, AFT and AIF filed a definitive joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) on April 4, 2024.

MFIC, AFT and AIF make the disclosures below to supplement those contained in the Proxy Statement/Prospectus. In doing so, MFIC, AFT and AIF do not admit the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS

The following supplemental disclosures should be read in conjunction with the Proxy Statement/Prospectus, which should be read in its entirety. The inclusion in this supplement to the Proxy Statement/Prospectus of certain information should not be regarded as an indication that MFIC, AFT or AIF, or any of their affiliates, directors, officers or other representatives, or any other recipient of this information, considered, or now considers, it to be material, and such information should not be relied upon as such. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement/Prospectus. For clarity, new text within restated paragraphs from the Proxy Statement/Prospectus is highlighted with bold, underlined text, and deleted text within restated paragraphs from the Proxy Statement/Prospectus is highlighted with ~~strikethrough text~~.

This supplement to the Proxy Statement/Prospectus incorporates by reference MFIC’s Quarterly Report on Form 10-Q for the period ended March  31, 2024, filed with the SEC on May 7, 2024.

The disclosure under the heading “The Mergers—Reasons for the Mergers—MFIC” is hereby amended and supplemented by replacing the seventh full bullet point on page 85 of the Proxy Statement/Prospectus in its entirety with the following:

•

Compensation Received by Members of the MFIC Special Committee. The members of the MFIC Special Committee received compensation for serving on the MFIC Special Committee. Specifically, as compensation for serving on the MFIC Special Committee, each member of the MFIC Special Committee received a single one-time retainer of $50,000. The MFIC Special Committee and the MFIC Board took the receipt of such compensation into account in the course of their deliberations.

The disclosure under the heading “The Mergers—Reasons for the Mergers—AFT” is hereby amended and supplemented by replacing the final full bullet point on page 89 of the Proxy Statement/Prospectus in its entirety with the following:

•

Compensation Received by Members of the AFT Special Committee. The members of the AFT Special Committee received compensation for serving on the AFT Special Committee. Specifically, as compensation for serving on the AFT Special Committee, each member of the AFT Special Committee received a single one-time retainer of $25,000. In addition, each member of the AFT Special Committee is entitled to a monthly fee of $5,000 as compensation for continuing to serve on the AFT Special Committee, which fee is payable from April 1, 2024 until the later of the closing of the AFT Mergers or the termination of all discussions relating thereto. The AFT Special Committee and the AFT Board took the receipt of such compensation into account in the course of their deliberations.

The disclosure under the heading “The Mergers—Reasons for the Mergers—AIF” is hereby amended and supplemented by replacing the third full bullet point on page 94 of the Proxy Statement/Prospectus in its entirety with the following:

•

Compensation Received by Members of the AIF Special Committee. The members of the AIF Special Committee received compensation for serving on the AIF Special Committee. Specifically, as compensation for serving on the AIF Special Committee, each member of the AIF Special Committee received a single one-time retainer of $25,000. In addition, each member of the AIF Special Committee is entitled to a monthly fee of $5,000 as compensation for continuing to serve on the AIF Special Committee, which fee is payable from April 1, 2024 until the later of the closing of the AIF Mergers or the termination of all discussions relating thereto. The AIF Special Committee and the AIF Board took the receipt of such compensation into account in the course of their deliberations.

The disclosure under the heading “The Mergers—Opinions of the Financial Advisor to the MFIC Special Committee—AFT Mergers—Miscellaneous” is hereby amended and supplemented by replacing the fourth full paragraph on page 103 of the Proxy Statement/Prospectus in its entirety with the following:

Lazard is acting as financial advisor to the MFIC Special Committee in connection with the AFT Mergers and will receive a fee for such services, a portion of which is payable upon the rendering of the Lazard AFT Opinion and the Lazard AIF Opinion and a substantial portion of which is contingent upon the closing of the first to close of the AFT Mergers and the AIF Mergers. Lazard in the past has provided, currently is providing and in the future may provide certain investment banking services to AGM, an affiliate of MFIC Adviser, and affiliates thereof, for which Lazard has received and may receive compensation, including in the ~~past~~ two years preceding the date of the Lazard AFT Opinion, having advised AGM or an affiliate thereof with respect to the 2022 acquisition of ENPAM properties, having advised Lecta, a portfolio company of AGM, in connection with its recently announced refinancing, and having advised AGM or affiliates thereof with respect to several other possible transactions that were not consummated. In the two years preceding the date of the Lazard AFT Opinion, Lazard received an aggregate amount of $6.7 million as compensation for providing investment banking services to AGM and its known affiliates. Lazard also advised a special committee of the board of directors of Athene Holdings Ltd. in connection with its 2022 merger with AGM, for which Lazard received additional fees. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of MFIC, AFT and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of MFIC, AFT and certain of their respective affiliates. The issuance of the Lazard AFT Opinion was approved by the Fairness Opinion Committee of Lazard.

The disclosure under the heading “The Mergers—Opinions of the Financial Advisor to the MFIC Special Committee—AIF Mergers—Miscellaneous” is hereby amended and supplemented by replacing the fifth full paragraph on page 108 of the Proxy Statement/Prospectus in its entirety with the following:

Lazard is acting as financial advisor to the MFIC Special Committee in connection with the AIF Mergers and will receive a fee for such services, a portion of which is payable upon the rendering of the Lazard AIF Opinion and the Lazard AFT Opinion and a substantial portion of which is contingent upon the closing of the first to close of the AIF Mergers and the AFT Mergers. Lazard in the past has provided, currently is providing and in the future may provide certain investment banking services to AGM, an affiliate of MFIC Adviser, and affiliates thereof, for which Lazard has received and may receive compensation, including in the ~~past~~ two years preceding the date of the Lazard AIF Opinion, having advised AGM or an affiliate thereof with respect to the 2022 acquisition of ENPAM properties, having advised Lecta, a portfolio company of AGM, in connection with its recently announced refinancing, and having advised AGM or affiliates thereof with respect to several other possible transactions that were not consummated. In the two years preceding the date of the Lazard AIF Opinion, Lazard received an aggregate amount of $6.7 million as compensation for providing investment banking services to AGM and its known affiliates. Lazard also advised a special committee of the board of directors of Athene Holdings Ltd. in connection with its 2022 merger with AGM, for which Lazard received additional fees. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of MFIC, AIF and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of MFIC, AIF and certain of their respective affiliates. The issuance of the Lazard AIF Opinion was approved by the Fairness Opinion Committee of Lazard.

The disclosure under the heading “The Mergers—Opinion of the Financial Advisor to the AFT Special Committee—Miscellaneous” is hereby amended and supplemented by replacing the third full paragraph on page 119 of the Proxy Statement/Prospectus in its entirety with the following:

Other than in connection with the present engagement, during the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to AFT. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to MFIC. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to MFIC Adviser. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to AGM or AFT/AIF Adviser. KBW may in the future provide investment banking and financial advisory services to AFT, MFIC or MFIC Adviser and receive compensation for such services.

The disclosure under the heading “The Mergers—Opinion of the Financial Advisor to the AIF Special Committee—Miscellaneous” is hereby amended and supplemented by replacing the second full paragraph on page 130 of the Proxy Statement/Prospectus in its entirety with the following:

Other than in connection with the present engagement, during the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to AIF. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to MFIC. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to MFIC Adviser. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to AGM or AFT/AIF Adviser. KBW may in the future provide investment banking and financial advisory services to AIF, MFIC or MFIC Adviser and receive compensation for such services.

Forward-Looking Statements

Some of the statements in this communication constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of MFIC, AFT and AIF and distribution projections; business prospects of MFIC, AFT and AIF, and the prospects of their portfolio companies, if applicable; and the impact of the investments that MFIC, AFT and AIF expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this communication involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the ability of the parties to consummate the mergers contemplated by the AFT Merger Agreement on the expected timeline, or at all; (ii) the ability of the parties to consummate the mergers contemplated by the AIF Merger Agreement on the expected timeline, or at all; (iii) the expected synergies and savings associated with the Mergers; (iv) the ability to realize the anticipated benefits of the Mergers, including the expected elimination of certain expenses and costs due to the Mergers; (v) the percentage of the stockholders of MFIC, AFT and AIF voting in favor of the applicable Proposals (as defined below); (vi) the possibility that competing offers or acquisition proposals will be made; (vii) the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied or waived; (viii) risks related to diverting management’s attention from ongoing business operations; (ix) the combined company’s plans, expectations, objectives and intentions as a result of the Mergers; (x) any potential termination of one or both Merger Agreements; (xi) the future operating results and net investment income projections of MFIC, AFT, AIF or, following the closing of one or both of the Mergers, the combined company; (xii) the ability of AIM to implement AIM’s future plans with respect to the combined company; (xiii) the ability of AIM and its affiliates to attract and retain highly talented professionals; (xiv) the business prospects of MFIC, AFT, AIF or, following the closing of one or both of the Mergers, the combined company and the prospects of their portfolio companies; (xv) the impact of the investments that MFIC, AFT, AIF or, following the closing of one or both of the Mergers, the combined company expect to make; (xvi) the ability of the portfolio companies of MFIC, AFT, AIF or, following the closing of one or both of the Mergers, the combined company to achieve their objectives; (xvii) the expected financings and investments and additional leverage that MFIC, AFT, AIF or, following the closing of one or both of the Mergers, the combined company may seek to incur in the future; (xviii) the adequacy of the cash resources and working capital of MFIC, AFT, AIF or, following the closing of one or both of the Mergers, the combined company; (xix) the timing of cash flows, if any, from the operations of the portfolio companies of MFIC, AFT, AIF or, following the closing of one or both of the Mergers, the combined company; (xx) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); and (xxi) the risk that stockholder litigation in connection with one or both of the Mergers may result in significant costs of defense and liability. MFIC, AFT and AIF have based the forward-looking statements included in this communication on information available to them on the date hereof, and they assume no obligation to update any such forward-looking statements. Although MFIC, AFT and AIF undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that MFIC, AFT and/or AIF in the future may file with the SEC, including the Proxy Statement/Prospectus and the Registration Statement, annual reports on Form 10-K, annual reports on Form N-CSR, quarterly reports on Form 10-Q, semi-annual reports on Form N-CSRS and current reports on Form 8-K.

No Offer or Solicitation

This communication is not, and under no circumstances is it to be construed as, a prospectus or an advertisement, and this communication is not, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in MFIC, AFT, AIF or in any fund or other investment vehicle managed by Apollo Global Management, Inc. or any of its affiliates.

Additional Information and Where to Find It

This communication relates to the proposed Mergers and certain related matters contemplated by the Merger Agreements (the “Proposals”). In connection with the Proposals, MFIC, AFT and AIF filed with the SEC and mailed to their respective stockholders the Proxy Statement/Prospectus, and MFIC filed with the SEC the Registration Statement. The Proxy Statement/Prospectus and the Registration Statement each contains important information about MFIC, AFT, AIF and the Proposals. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. STOCKHOLDERS OF MFIC, AFT AND AIF ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MFIC, AFT AND AIF AND THE PROPOSALS. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov or, for documents filed by MFIC, from MFIC’s website at https://www.midcapfinancialic.com, and, for documents filed by AFT, from AFT’s website at https://www.apollofunds.com/apollo-senior-floating-rate-fund, and, for documents filed by AIF, from AIF’s website at https://www.apollofunds.com/apollo-tactical-income-fund.

Participants in the Solicitation

MFIC, its directors, certain of its executive officers and certain employees and officers of AIM and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Proposals. Information about the directors and executive officers of MFIC is set forth in its proxy statement for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2024. AFT, AIF, their directors, certain of their executive officers and certain employees and officers of Apollo Credit Management, LLC and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Proposals. Information about the directors and executive officers of AFT and AIF is set forth in the proxy statement for their 2024 Annual Meeting of Stockholders, which was filed with the SEC on May 8, 2024. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of MFIC, AFT and AIF stockholders in connection with the Proposals is contained in the Proxy Statement/Prospectus. These documents may be obtained free of charge from the sources indicated above.